ADDENDUM TO STOCK PURCHASE AGREEMENT



     THIS ADDENDUM TO STOCK PURCHASE AGREEMENT is entered into this 10th day of March, 1997, by and among R.H. FINANCIAL SERVICES, INC. ("Purchaser") and NET LNNX, INC. ("Seller" or the "Corporation").

     Whereas, the Purchaser and the Seller entered into a certain Stock Purchase Agreement ("December Agreement"), dated December 31, 1996 whereby the Purchaser purchased 500,000 shares of the Seller's newly issued common stock in consideration for the sum of $300,000;

     Whereas, the Purchaser and the Seller desire to reform and amend the December Agreement;

     For consideration which is hereby received and acknowledged, the Purchaser and Seller hereby agree to reform and amend the December Agreement as follows:


     1. Section 1 of the December Agreement titled "Purchase and Sale of Stock" shall be deleted in its entirety and replaced with the following:

                              SECTION 1
                       PURCHASE AND SALE OF STOCK

          Subject to the terms and condition of this Agreement, the Corporation hereby sells, assigns, transfers and delivers to the Purchaser 41,667 newly issued restricted shares of common stock of the Corporation.

     2. Section 2 of the December Agreement titled "Consideration For Transfer and Closings" shall be deleted in its entirety and replaced with the following:

                              SECTION 2
                  CONSIDERATION FOR TRANSFER AND CLOSING

          At the closing on December 31, 1996, and in full consideration for the assignment, transfer and delivery to the Purchaser of 41,667 newly issued restricted shares of common stock of the Corporation, the Purchaser will deliver to the Corporation the sum of $25,000 in cash on or before January 6, 1996.

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     IN WITNESS WHEREOF, the parties hereto have executed this Addendum to
Stock Purchase Agreement on the day and year first above written.

NET LNNX, INC.


/s/Ronald P. Perella
By: Ronald P. Perella,
      Executive Vice President


R. H. FINANCIAL SERVICES, INC.


/s/Ronald W. Hayes, Jr.
By: Ronald W. Hayes, Jr.,
      President